Exhibit 7f
Limited Guarantee
December 15, 2006
MacDermid, Incorporated
245 Freight Street
Waterbury, Connecticut 06702
Ladies and Gentlemen:
          This Limited Guarantee is being delivered by Weston Presidio V, L.P. (the “Limited Guarantee”) to MacDermid, Incorporated, a Connecticut corporation (the “Company”), in connection with the execution of that Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), between Matrix Acquisition Corporation, a Connecticut corporation (“Merger Sub”), MDI Holdings LLC, a Delaware limited liability company (“Parent”), and the Company, pursuant to which Merger Sub will merge into the Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
          The Limited Guarantor and the Company hereby agree as follows:
          1. GUARANTEE. To induce the Company to enter into the Merger Agreement, the Limited Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to the Company, on the terms and conditions set forth herein, due and punctual payment, performance and discharge of the payment obligations or liabilities of each of Parent and Merger Sub under (a) Section 7.2(b) of the Merger Agreement (the “Parent Fee Obligation”) and (b) the last sentence of Section 5.10 and Section 7.2(d) of the Merger Agreement (the “Other Obligations”); provided that (a) in no event shall the liability of the Limited Guarantor in respect of the Parent Fee Obligation exceed $4,950,000 (the “Cap”; the Parent Fee Obligation, as limited by the Cap, collectively with the Other Obligations, the “Obligations”), it being understood that the Company will not seek to enforce this Limited Guarantee with respect to the Parent Fee Obligation without giving effect to the Cap, (b) in no event shall Limited Guarantor be obligated to pay more than 15% of any Other Obligations arising under the last sentence of Section 5.10 and (c) Limited Guarantor’s obligation to pay under Section 7.2(d) shall be limited to its failure or delay to satisfy its portion of the Parent Fee Obligation) . In furtherance of the foregoing, the Limited Guarantor acknowledges that its liability under this Limited Guarantee shall extend to the Obligations and that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Limited Guarantor for the full amount of the Obligations, regardless of whether action is brought against Parent, Merger Sub or any other guarantor or Person, whether Parent, Merger Sub or any other Person is joined in any such action or actions or whether Parent, Merger Sub or any other Person were primarily responsible for causing the payment obligations of Parent, Merger Sub or the Limited Guarantor under the Merger Agreement.

          2. CHANGES IN OBLIGATIONS; CERTAIN WAIVERS. The Limited Guarantor agrees that the Company may from time to time and at any time, without notice to or further consent of the Limited Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the payment, compromise, extension, discharge, renewal, or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent, Merger Sub or any such other Person without in any way impairing or affecting the Limited Guarantor’s obligations under this Limited Guarantee. The Limited Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the existence of any claim, set-off or other right which the Limited Guarantor may have at any time against Parent or Merger Sub, whether in connection with the Obligations or otherwise; (b) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (c) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) the addition, substitution or release of any Person to or from this Limited Guarantee, the Merger Agreement, or any related agreement or document (provided that any such addition, substitution or release shall be subject to the prior written consent of Parent and Merger Sub to the extent required under the Merger Agreement); (f) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; or (g) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of Parent and Merger Sub to the extent required under the Merger Agreement). To the fullest extent permitted by law, the Limited Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Limited Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent, Merger Sub and their counsel in accordance with Section 8.7 of the Merger Agreement), any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent and Merger Sub under the Merger Agreement or breach by the Company of this Limited Guarantee). The Limit ed Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

     The Limited Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Limited Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Limited Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Limited Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.
     The Company is a party to and intended beneficiary of this Limited Guarantee. Except as provided in the preceding sentence, this Limited Guarantee is solely for the benefit of Parent and Limited Guarantor and is not intended to confer any benefits on, or create any rights in favor of, any other Person or entity. This Limited Guarantee may not be amended or waived in any respect that will reduce or otherwise modify the Limited Guarantor’s obligations under this Limited Guarantee without the Company’s prior written consent. The Limited Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting and shall not in any case assert that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Company hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and Controlled Affiliates (as defined below) not to institute, and shall instruct each affiliate that is not a Controlled Affiliate not to institute in the name of or on behalf of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Limited Guarantor, Parent, Merger Sub or the Limited Guarantor Representatives (as defined below) except for claims against the Limited Guarantor under this Letter Agreement and against any other limited guarantors under their letter agreements. For purposes of this Limited Guarantee, “Controlled Affiliate” of any person means any affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the Exchange Act) and, for purposes of this Limited Guarantee, includes the directors and officers of such person. Anything to the contrary contained in this Limited Guarantee notwithstanding, the Company hereby agrees that to the extent Parent, Merger Sub or any other limited guarantor are relieved of their obligations under Section 5.10, Section 7.2(b) and Section 7.2(d) of the Merger Agreement (in the case of any other limited guarantor, other than because it has satisfied its Obligations in full), the Limited Guarantor shall be similarly relieved of its obligations under this Limited Guarantee.
          3. NATURE OF GUARANTEE. The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a reorganization, bankruptcy or similar proceeding, and the failure of the Company to so file shall not affect the Limited Guarantor’s obligations under this Limited Guarantee. In the event that any payment to the Company in respect of an Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Limited Guarantor shall remain liable hereunder with respect to its Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment, and not merely of collectibility.
          4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.
          5. REPRESENTATIONS AND WARRANTIES. The Limited Guarantor hereby represents and warrants that:
               (a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Limited Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Limited Guarantor or its assets;
               (b) the Limited Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Limited Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Limited Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof;
               (c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Limited Guarantor enforceable against the Limited Guarantor in accordance with its terms; and
               (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Limited Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee.
          6. NO ASSIGNMENT. Neither the Limited Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company or the Limited Guarantor, as the case may be; provided, however, that the Limited Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Limited Guarantor, provided that no such assignment shall relieve the Limited Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.
          7. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
if to Limited Guarantor, Parent or Merger Sub, then to:
Weston Presidio V, L.P.
Pier 1, Bay 2
San Francisco, California 94111
Attention: Therese Mrozek
Fax: (415) 773-7844
and
108 South Frontage Road West, Suite 307
Vail, Colorado 81657
Attention: David Ferguson
Fax: (415) 773-7844
and
c/o Court Square Capital Partners
399 Park Avenue, 14th Floor
New York, New York 10043
Attention: Joseph Silvestri
Fax: (212) 888-2940
with a copy (which shall not constitute notice) to:
Dechert LLP

Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
Attention: G. Daniel O’Donnell
          Geraldine A. Sinatra
Fax:: (215) 994-2222
if to the Company, then to:
MacDermid, Incorporated
245 Freight Street
Waterbury, Connecticut 06702
Attention: John Cordani
Fax:
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019
Attention: Lawrence S. Makow, Esq.
Fax: (212) 403-2000
     or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or three (3) Business Days after mailed. Any party to this Limited Guarantee may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          8. CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Limited Guarantor, its successors and assigns until the Obligations are satisfied in full. The foregoing notwithstanding, this Limited Guarantee shall terminate and the Limited Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (i) the Effective Time (but only if Parent’s obligation pursuant to Section 2.2(a) of the Merger Agreement shall have been performed in full) and (ii) the first anniversary of the termination of the Merger Agreement in accordance with its terms if the Company has not presented a claim for payment of any of the Obligations to Parent and Merger Sub or any Limited Guarantor by such first anniversary. Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries or Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Limited Guarantor’s liability to the amount of the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Limited Guarantor, the Limited Guarantor Representatives, Parent or the Parent Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of the Limited Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), or if the Company fails to instruct any affiliate that is not a Controlled Affiliate not to make any such assertion prior to such affiliate that is not a Controlled Affiliate actually making such assertion, then (i) the obligations of the Limited Guarantor under this Letter Agreement shall terminate ab initio and be null and void, (ii) if the Limited Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (iii) neither the Limited Guarantor nor any of its affiliates shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Limited Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, then, to the extent the Company prevails in such litigation or proceeding, the Limited Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.
          9. NO RECOURSE. Anything that may be expressed or implied in this Limited Guarantee notwithstanding, the Company, by its acceptance hereof, acknowledges and agrees that (a) notwithstanding that the signatory below is a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of the Limited Guarantor, its general partner, its management company or any other guarantor or any partner or member of the Limited Guarantor, its general partner, its management company or any director, officer, employee, partner, affiliate, assignee, or representative of the foregoing (any such Person or entity, a “Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any of the Limited Guarantor’s Representatives under this Limited Guarantee or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of or by reason of such obligations or by their creation. Recourse against the Limited Guarantor under this Limited Guarantee and against any other limited guarantor pursuant to the terms of their written limited guarantees delivered contemporaneously herewith shall be the sole and exclusive remedy of the Company and all of its subsidiaries and affiliates against the Limited Guarantor, the Limited Guarator Representatives, Parent and Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby. Nothing set forth in this Limited Guarantee shall be construed to confer or give to any person (including any person acting in a representative capacity) other than the Company and the Limited Guarantor any rights or remedies against any person other than the Company and the Limited Guarantor as expressly set forth herein.
          10. RELEASE. (a) By its acceptance of this Limited Guarantee, the Company hereby covenants and agrees that (1) neither the Company nor any of its subsidiaries or affiliates, and the Company agrees, to the maximum extent permitted by law, none of its affiliates, members, securityholders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right, it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Limited Guarantor, Merger Sub, Parent and each of the former, current or future security holders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees and representatives of the Limited Guarantor and Merger Sub (collectively, the “Released Persons”), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Merger Sub (or any other person) against any Released Person, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Limited Guarantor pursuant to this Limited Guarantee for up to its Obligations; and (2) recourse against the Limited Guarantor under this Limited Guarantee (and solely to the extent of the Limited Guarantor’s Obligations) shall be the sole and exclusive remedy of the Company and the Company agrees, to the maximum extent permitted by law, each of its affiliates and representatives, against the Limited Guarantor and each Released Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. The Company hereby covenants and agrees that, it shall not institute, directly or indirectly, and shall cause its Controlled Affiliates not to institute, and shall instruct its affiliates that are not Controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any Released Person except claims against the Limited Guarantor (and solely to the extent of the Limited Guarantor’s Obligations) under this Limited Guarantee. Notwithstanding the foregoing, in connection with the pursuit by the Company of a claim under this Limited Guarantee, the Company may pursue a declaratory judgment claim against Merger Sub, but solely to the extent necessary to demonstrate that Merger Sub has failed to perform its obligations under the Merger Agreement; provided, that such claim by the Company does not seek any other remedy (including damages) against Merger Sub.
          (b) For all purposes of this Limited Guarantee, pursuit of a claim against a person by the Company or any of the Company’s subsidiaries or Controlled Affiliates or the failure of the Company to instruct any affiliate that is not a Controlled Affiliate not to bring any claim in the name of or on behalf of the Company prior to such affiliate that is not a Controlled Affiliate actually pursuing such a claim, shall be deemed to be pursuit of a claim by the Company. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such person.
          (c) The Company acknowledges the Limited Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Limited Guarantee.
          11. GOVERNING LAW. This Limited Guarantee shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

          12. JURISDICTION. In any action or proceeding between any of the parties arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any Delaware state court or the United States District Court for the District of Delaware; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Limited Guarantee irrevocably consents to service of process in the manner provided for notices in Section 7 of this Limited Guarantee. Nothing in this Limited Guarantee shall affect the right of any party to this Limited Guarantee to serve process in any other manner permitted by law.
          13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          14. COUNTERPARTS. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
(Signature pages follow)

Very truly yours,

WESTON PRESIDIO V L.P.

By:	Weston Presidio Management V, LLC, its General Partner

By:	/s/ David Ferguson

Name: Its:	David Ferguson Partner

Acknowledged and accepted:

MACDERMID, INCORPORATED

By: Name:	/s/ Authorized Person
Its:

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